Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of New York Community Bancorp, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of New York Community Bancorp, Inc. (the “Company”) of our reports dated March 1, 2010, relating to (i) the consolidated statements of condition of New York Community Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of New York Community Bancorp, Inc. Our report refers to a change in the methodology used to evaluate other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
New York, New York
April 15, 2010